Exhibit 99.1

FOR IMMEDIATE RELEASE

WERNER® TO PARTICIPATE IN MORGAN STANLEY’S 14TH ANNUAL LAGUNA CONFERENCE

OMAHA, NEBRASKA, August 24, 2026 - Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider, announced participation in the following investment conference.

Morgan Stanley’s 14th Annual Laguna Conference: Tuesday, September 15th, 2026, in Laguna Beach, California, including investor meetings. Members of Werner’s management team will participate in a fireside chat presentation from 12:20 p.m. to 12:55 p.m. PT.

A live webcast for the conference may be available on the conference date on the Werner website at werner.com in the "Investors" section under “News & Events” and then “Events Calendar.” An archive will be available on the Werner website during the 30-day period following the conference date.

The conference date and time provided in this press release may be subject to change. Should any such change occur, Werner may update the information by giving notice on its website or through other methods of public disclosure. Please consult the Werner website before or on the conference date for any such updated notices.

Werner Enterprises, Inc. delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2025 revenues of nearly $3.0 billion, a modern truck and trailer fleet, more than 14,500 talented associates and our innovative Werner EDGE® technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner® provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. Werner embraces inclusion as a core value and manages key risks and opportunities through a balanced sustainability strategy.

This press release, as well as the oral public statements made by any Werner representative during the webcast announced in this press release, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to Werner’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s latest available Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. For those reasons, undue reliance should not be placed on any forward-looking statement. Werner assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contacts
Christopher D. Wikoff
Executive Vice President, Chief Financial Officer,
and Treasurer
(402) 894-3700

Source: Werner Enterprises, Inc.